News Release
Contacts: Thomas Joyce Media (612) 303-3167	Judith T. Murphy Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS RECORD EARNINGS FOR THE THIRD

QUARTER OF 2012

15.8 Percent Increase in Net Income Over Prior Year was Driven by Record Total Net Revenue

MINNEAPOLIS, October 17, 2012 — U.S. Bancorp (NYSE: USB) today reported record net income of $1,474 million for the third quarter of 2012, or $.74 per diluted common share. Earnings for the third quarter of 2012 were driven by year-over-year growth in total net revenue and positive operating leverage. Highlights for the third quarter of 2012 included:

➢ Strong new lending activity of $66.6 billion during the third quarter, including:

•	$35.7 billion of new and renewed commercial and commercial real estate commitments

•	$2.4 billion of lines related to new credit card accounts

•	$28.5 billion of mortgage and other retail loan originations

➢ Growth in average total loans of 7.3 percent over the third quarter of 2011 (9.6 percent excluding covered loans)

•

Growth in average total loans on a linked quarter basis of 1.6 percent, excluding the impact of a credit card portfolio sale, or 1.3 percent inclusive of the portfolio sale (2.0 percent excluding covered loans)

•	Growth in average total commercial loans of 18.8 percent over the third quarter of 2011 and 3.6 percent over the second quarter of 2012

•	Growth in average commercial and commercial real estate commitments of 21.0 percent year-over-year and 3.5 percent over the prior quarter

➢ Significant growth in average deposits of 11.1 percent over the third quarter of 2011, including:

•	Growth in average noninterest-bearing deposits of 16.2 percent

•	Growth in average total savings deposits of 6.9 percent

➢ Total net revenue growth of 8.0 percent over the third quarter of 2011 and 2.2 percent on a linked quarter basis, reaching a record high for the quarter

➢ Net interest income growth of 6.1 percent over the third quarter of 2011 and 2.6 percent on a linked quarter basis

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

•	Average earning assets growth of 7.9 percent year-over-year and 1.7 percent on a linked quarter basis

•	Continued strong growth in lower cost core deposit funding on a year-over-year and linked quarter basis

•	Net interest margin of 3.59 percent for the third quarter of 2012, compared with 3.65 percent for the third quarter of 2011, and 3.58 percent for the second quarter of 2012

➢ Year-over-year and linked quarter growth in fee-based revenue of 10.4 percent and 1.7 percent, respectively, led by higher mortgage banking revenue

➢ Positive operating leverage on both a year-over-year and a linked quarter basis

➢ Net charge-offs declined 19.6 percent year-over-year, while increasing 3.5 percent on a linked quarter basis. Provision for credit losses was $50 million less than net charge-offs

•	Net charge-offs increased by $18 million over the second quarter of 2012; included $54 million of incremental charge-offs due to a regulatory clarification

•	Annualized net charge-offs to average total loans ratio of .99 percent (.89 percent, excluding incremental charge-offs)

•	Allowance to period-end loans (excluding covered loans) was 2.26 percent at September 30, 2012, compared with 2.34 percent at June 30, 2012, and 2.66 percent at September 30, 2011

➢ Nonperforming assets declined on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 3.0 percent from the second quarter of 2012 (6.4 percent including covered assets)

•	Allowance to nonperforming assets (excluding covered assets) was 213 percent at September 30, 2012, compared with 210 percent at June 30, 2012, and 166 percent at September 30, 2011

➢ Capital generation continues to fortify capital position; ratios at September 30, 2012 were:

•	Tier 1 capital ratio of 10.9 percent

•	Total risk based capital ratio of 13.3 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.0 percent

•	Tier 1 common equity ratio of approximately 8.2 percent using proposed rules for the Basel III standardized approach released June 2012

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Net income attributable to U.S. Bancorp	$1,474	$1,415	$1,273	4.2	15.8	$4,227	$3,522	20.0
Diluted earnings per common share	$.74	$.71	$.64	4.2	15.6	$2.12	$1.77	19.8

Return on average assets (%)	1.70	1.67	1.57			1.66	1.50
Return on average common equity (%)	16.5	16.5	16.1			16.4	15.5
Net interest margin (%)	3.59	3.58	3.65			3.59	3.67
Efficiency ratio (%)	50.4	51.1	51.5			51.1	51.4
Tangible efficiency ratio (%) (a)	49.1	49.8	50.0			49.8	49.8

Dividends declared per common share	$.195	$.195	$.125	—	56.0	$.585	$.375	56.0
Book value per common share (period-end)	$18.03	$17.45	$16.01	3.3	12.6

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,474 million for the third quarter of 2012, 15.8 percent higher than the $1,273 million for the third quarter of 2011 and 4.2 percent higher than the $1,415 million for the second quarter of 2012. Diluted earnings per common share of $.74 in the third quarter of 2012 were $.10 higher than the third quarter of 2011 and $.03 higher than the previous quarter. Return on average assets and return on average common equity were 1.70 percent and 16.5 percent, respectively, for the third quarter of 2012, compared with 1.57 percent and 16.1 percent, respectively, for the third quarter of 2011. During the third quarter of 2012, the Company recognized a gain on the sale of a credit card portfolio, recorded a charge related to an investment under the equity method of accounting and recorded incremental provision for credit losses for charge-offs related to a regulatory clarification in the treatment of residential mortgage and other consumer loans to borrowers who have exited bankruptcy but continue to make payments on their loans. Taken together, these items had no impact on third quarter diluted earnings per common share. During the second quarter, the Company recorded an accrual related to its portion of indemnification obligations associated with Visa Inc. (NYSE: V) litigation matters, which reduced diluted earnings per common share by $.02 (“Visa accrual”). The provision for credit losses was $50 million lower than net charge-offs in the second and third quarters of 2012 and $150 million lower than net charge-offs in the third quarter of 2011.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am very proud to announce our Company’s third quarter results. U.S. Bancorp, today, reported record net income of $1.5 billion, or $.74 diluted earnings per common share, on record total net revenue of $5.2 billion. Once again, we achieved industry-leading performance metrics with returns on average assets and average common equity of 1.70 percent and 16.5 percent, respectively, as well as an efficiency ratio of 50.4 percent. Additionally, we posted positive operating leverage on both a year-over-year and linked quarter basis, and we achieved these results despite an economy described as only modestly growing and burdened by uncertainty.

“Our third quarter earnings included continued strong mortgage banking activity, which contributed to our growth in fee income, residential real estate loans and loans held for sale. Solid new lending activity outside of mortgage also helped to grow our balance sheet, particularly in commercial loans, which grew on average by 21.9 percent year-over-year and 4.2 percent on a linked quarter basis. On the retail side, automobile loans and leases, a national business for our Company, also continued to show good growth in the quarter. Finally, strong growth in average deposits over the prior time periods demonstrated that we continued to enjoy a flight to quality as consumers and businesses sought a safe and stable financial partner and, along with the growth in our loan and fee-based businesses, continued to expand our market share.

“The overall credit quality of our loan portfolio continued to improve, as net charge-offs and nonperforming assets, excluding a change in reporting for collateralized loans to consumers who have filed for bankruptcy, both declined on a linked quarter basis. We expect this downward trend in net charge-offs and nonperforming assets to continue in the fourth quarter, with the net charge-off ratio remaining below one percent.

“With our growth in earnings, we continued to generate significant capital. Our capital ratios remained strong with a Tier 1 common ratio of 9.0 percent and a Tier 1 capital ratio of 10.9 percent at September 30th. Importantly, based on our assessment of the proposed rules for the Basel III standardized approach, our Tier 1 common equity ratio was 8.2 percent at September 30th, above our targeted ratio of 8.0 percent. We are where we need to be in terms of our capital levels. As a result, during the third quarter we were able to return 67 percent of our earnings to shareholders in the form of dividends and share buybacks – consistent with our goal of returning 60-80 percent of the capital we generate back to our shareholders.

“Finally, I want to take this opportunity to thank our almost 66,000 dedicated, engaged employees, who come to work each day with the goal of providing our customers with the products and services they need to

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

handle their finances, buy a home, prepare for retirement, or manage and expand their businesses. In other words, help them shape their future and reach their dreams. Our industry has an important role to play in the growth and success of each of our customers – large and small – and the economy as a whole. I look forward to being a part of that future for the benefit of our customers, communities, employees and, importantly, our shareholders.”

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Net interest income	$2,783	$2,713	$2,624	2.6	6.1	$8,186	$7,675	6.7
Noninterest income	2,396	2,355	2,171	1.7	10.4	6,990	6,329	10.4

Total net revenue	5,179	5,068	4,795	2.2	8.0	15,176	14,004	8.4
Noninterest expense	2,609	2,601	2,476	.3	5.4	7,770	7,215	7.7

Income before provision and taxes	2,570	2,467	2,319	4.2	10.8	7,406	6,789	9.1
Provision for credit losses	488	470	519	3.8	(6.0)	1,439	1,846	(22.0)

Income before taxes	2,082	1,997	1,800	4.3	15.7	5,967	4,943	20.7
Taxable-equivalent adjustment	57	55	58	3.6	(1.7)	168	169	(.6)
Applicable income taxes	593	564	490	5.1	21.0	1,684	1,314	28.2

Net income	1,432	1,378	1,252	3.9	14.4	4,115	3,460	18.9
Net (income) loss attributable to noncontrolling interests	42	37	21	13.5	nm	112	62	80.6

Net income attributable to U.S. Bancorp	$1,474	$1,415	$1,273	4.2	15.8	$4,227	$3,522	20.0

Net income applicable to U.S. Bancorp common shareholders	$1,404	$1,345	$1,237	4.4	13.5	$4,034	$3,407	18.4

Diluted earnings per common share	$.74	$.71	$.64	4.2	15.6	$2.12	$1.77	19.8

Net income attributable to U.S. Bancorp for the third quarter of 2012 was $201 million (15.8 percent) higher than the third quarter of 2011 and $59 million (4.2 percent) higher than the second quarter of 2012. The increase in net income year-over-year and on a linked quarter basis was the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue. In addition, the year-over-year increase was impacted by a reduction in the provision for credit losses. These positive variances in both periods were partially offset by an increase in noninterest expense.

Total net revenue on a taxable-equivalent basis for the third quarter of 2012 reached a record $5,179 million; $384 million (8.0 percent) higher than the third quarter of 2011, reflecting a 6.1 percent increase in net interest income and a 10.4 percent increase in noninterest income. The increase in net interest income

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

year-over-year was the result of higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from lower cost long-term debt. Noninterest income increased year-over-year, primarily due to higher mortgage banking revenue, partially offset by legislative-related reductions in credit and debit card revenue and a reclass of ATM processing services revenue. Total net revenue on a taxable-equivalent basis was $111 million (2.2 percent) higher on a linked quarter basis due to both higher net interest income and fee-based revenue, the latter of which was driven by higher mortgage banking revenue.

Total noninterest expense in the third quarter of 2012 was $2,609 million; $133 million (5.4 percent) higher than the third quarter of 2011 and $8 million (.3 percent) higher than the second quarter of 2012. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits costs, and mortgage servicing review-related professional services costs. Total noninterest expense on a linked quarter basis was higher, primarily due to increases in compensation, marketing and business development expense and other expense, offset by the impact of the Visa accrual recorded in the second quarter of 2012.

The Company’s provision for credit losses for the third quarter of 2012 was $488 million, $18 million higher than the prior quarter and $31 million lower than the third quarter of 2011. The third quarter of 2012 provision for credit losses included $54 million in charge-offs related to a regulatory clarification in the treatment of residential mortgage and other consumer loans to borrowers who have exited bankruptcy but continue to make payments on their loans. The provision for credit losses was lower than net charge-offs by $50 million in the third quarter of 2012 and the second quarter of 2012, and $150 million lower than net charge-offs in the third quarter of 2011. Net charge-offs in the third quarter of 2012 were $538 million, compared with $520 million in the second quarter of 2012, and $669 million in the third quarter of 2011. Given current economic conditions, the Company expects the level of net charge-offs to be lower in the fourth quarter of 2012.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $2,188 million at September 30, 2012, compared with $2,256 million at June 30, 2012, and $3,036 million at September 30, 2011. The decline was led by a reduction in commercial and commercial real estate nonperforming assets. Notably, commercial mortgage and construction and development nonperforming assets declined by $589

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

million (48.3 percent) year-over-year and $59 million (8.6 percent) on a linked quarter basis, as the Company continued to resolve and reduce exposure to these problem assets. Nonperforming assets at September 30, 2012, included approximately $109 million of loans placed on nonaccrual status due to the regulatory clarification in the treatment of residential mortgage and other consumer loans to borrowers who have exited bankruptcy but continue to make payments on their loans. In addition, beginning in the second quarter of 2012, the Company included junior lien loans and lines greater than 120 days past due, as well as junior lien loans and lines behind a first lien greater than 180 days past due or on nonaccrual status, as nonperforming loans. Covered nonperforming assets were $647 million at September 30, 2012, compared with $773 million at June 30, 2012, and $1,303 million at September 30, 2011. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.26 percent at September 30, 2012, compared with 2.34 percent at June 30, 2012, and 2.66 percent at September 30, 2011. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.19 percent at September 30, 2012, compared with 2.25 percent at June 30, 2012, and 2.53 percent at September 30, 2011. The Company expects total nonperforming assets to trend lower in the fourth quarter of 2012.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	3Q 2012	2Q 2012	3Q 2011	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Change
Components of net interest income
Income on earning assets	$3,284	$3,285	$3,258	$(1)	$26	$9,858	$9,592	$266
Expense on interest-bearing liabilities	501	572	634	(71)	(133)	1,672	1,917	(245)

Net interest income	$2,783	$2,713	$2,624	$70	$159	$8,186	$7,675	$511

Average yields and rates paid
Earning assets yield	4.24%	4.34%	4.53%	(.10)%	(.29)%	4.33%	4.59%	(.26)%
Rate paid on interest-bearing liabilities	.88	1.02	1.15	(.14)	(.27)	.99	1.16	(.17)

Gross interest margin	3.36%	3.32%	3.38%	.04%	(.02)%	3.34%	3.43%	(.09)%

Net interest margin	3.59%	3.58%	3.65%	.01%	(.06)%	3.59%	3.67%	(.08)%

Average balances
Investment securities (a)	$72,454	$73,181	$66,252	$(727)	$6,202	$72,371	$61,907	$10,464
Loans	216,928	214,069	202,169	2,859	14,759	213,731	199,533	14,198
Earning assets	308,959	303,754	286,269	5,205	22,690	304,269	279,305	24,964
Interest-bearing liabilities	226,109	226,229	218,969	(120)	7,140	225,885	221,560	4,325

(a)	Excludes unrealized gain (loss)

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2012 was $2,783 million, compared with $2,624 million in the third quarter of 2011, an increase of $159 million (6.1 percent). The increase was principally the result of growth in average earning assets and lower cost core deposit funding, as well as reduced rates on long-term debt. The year-over-year increase was also impacted by a change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. Average earning assets were $22.7 billion (7.9 percent) higher than the third quarter of 2011, driven by increases of $14.8 billion (7.3 percent) in average total loans and $6.2 billion (9.4 percent) in average investment securities. Net interest income increased $70 million (2.6 percent) on a linked quarter basis, the result of growth in average earning assets, including average total loans, average loans held for sale and average cash balances held at the Federal Reserve. The net interest margin in the third quarter of 2012 was 3.59 percent, compared with 3.65 percent in the third quarter of 2011, and 3.58 percent in the second quarter of 2012. The decline in the net interest margin year-over-year primarily reflected higher balances in lower yielding investment securities, partially offset by lower rates on deposits and long-term debt. On a linked quarter basis, the net interest margin was relatively flat, as the reduction in the yield on the investment securities portfolio was offset by favorable funding costs, primarily as a result of lower rates on long-term debt.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

AVERAGE LOANS								Table 4
($ in millions)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Commercial	$56,655	$54,362	$46,484	4.2	21.9	$54,118	$44,448	21.8
Lease financing	5,537	5,658	5,860	(2.1)	(5.5)	5,672	5,935	(4.4)

Total commercial	62,192	60,020	52,344	3.6	18.8	59,790	50,383	18.7
Commercial mortgages	30,686	30,624	28,979	.2	5.9	30,403	28,377	7.1
Construction and development	5,944	5,925	6,590	.3	(9.8)	5,986	7,040	(15.0)

Total commercial real estate	36,630	36,549	35,569	.2	3.0	36,389	35,417	2.7

Residential mortgages	40,969	39,166	34,026	4.6	20.4	39,328	32,854	19.7

Credit card	16,551	16,696	16,057	(.9)	3.1	16,675	16,022	4.1

Retail leasing	5,256	5,151	5,097	2.0	3.1	5,167	4,852	6.5
Home equity and second mortgages	17,329	17,598	18,510	(1.5)	(6.4)	17,619	18,648	(5.5)
Other	25,406	25,151	24,773	1.0	2.6	25,154	24,654	2.0

Total other retail	47,991	47,900	48,380	.2	(.8)	47,940	48,154	(.4)

Total loans, excluding covered loans	204,333	200,331	186,376	2.0	9.6	200,122	182,830	9.5

Covered loans	12,595	13,738	15,793	(8.3)	(20.2)	13,609	16,703	(18.5)

Total loans	$216,928	$214,069	$202,169	1.3	7.3	$213,731	$199,533	7.1

Average total loans were $14.8 billion (7.3 percent) higher in the third quarter of 2012 than the third quarter of 2011, driven by growth in commercial loans (21.9 percent), residential mortgages (20.4 percent), commercial mortgages (5.9 percent), credit card loans (3.1 percent) and other retail loans (2.6 percent). These increases were partially offset by declines in construction and development (9.8 percent), home equity and second mortgages (6.4 percent) and covered loans (20.2 percent). Average total loans, excluding covered loans, were higher by 9.6 percent year-over-year. During the third quarter of 2012, the Company sold a nearly $735 million branded consumer and business credit card portfolio. This lowered average loans by approximately $485 million in the third quarter of 2012. This sale was offset year-over-year, by the impact of the purchase of approximately $700 million of consumer credit cards in the fourth quarter of 2011. Average total loans were $2.9 billion (1.3 percent) higher in the third quarter of 2012 than the second quarter of 2012, driven by increases in residential mortgages (4.6 percent), commercial loans (4.2 percent), retail leasing (2.0 percent) and other retail loans (1.0 percent), partially offset by decreases in home equity and second mortgages (1.5 percent), credit card loans (.9 percent) due to the portfolio sale, and covered loans (8.3 percent). Excluding covered loans, average total loans grew by 2.0 percent on a linked quarter basis.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Average investment securities in the third quarter of 2012 were $6.2 billion (9.4 percent) higher year-over-year and $.7 billion (1.0 percent) lower than the prior quarter. The increase over the prior year was primarily due to purchases of U.S. government agency-backed securities. The decrease on a linked quarter basis primarily reflected the sale of non-agency mortgage-backed and other asset-backed securities.

AVERAGE DEPOSITS								Table 5
($ in millions)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Noninterest-bearing deposits	$68,127	$64,531	$58,606	5.6	16.2	$65,423	$50,558	29.4
Interest-bearing savings deposits
Interest checking	43,207	45,928	41,042	(5.9)	5.3	45,522	42,335	7.5
Money market savings	47,530	44,456	44,623	6.9	6.5	45,977	45,091	2.0
Savings accounts	29,743	29,556	27,042	.6	10.0	29,383	26,304	11.7

Total of savings deposits	120,480	119,940	112,707	.5	6.9	120,882	113,730	6.3
Time certificates of deposit less than $100,000	14,362	14,768	15,251	(2.7)	(5.8)	14,695	15,294	(3.9)
Time deposits greater than $100,000	36,312	32,062	28,805	13.3	26.1	31,978	30,153	6.1

Total interest-bearing deposits	171,154	166,770	156,763	2.6	9.2	167,555	159,177	5.3

Total deposits	$239,281	$231,301	$215,369	3.5	11.1	$232,978	$209,735	11.1

Average total deposits for the third quarter of 2012 were $23.9 billion (11.1 percent) higher than the third quarter of 2011. Average noninterest-bearing deposits increased $9.5 billion (16.2 percent) year-over-year, with growth in average balances in a majority of the lines of business, including Wholesale Banking and Commercial Real Estate, Wealth Management and Securities Services, and Consumer and Small Business Banking. Average total savings deposits were $7.8 billion (6.9 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking and corporate trust average balances, partially offset by lower government banking and broker-dealer average balances. Average time certificates of deposit less than $100,000 were $.9 billion (5.8 percent) lower, while time deposits greater than $100,000 were $7.5 billion (26.1 percent) higher than the third quarter of 2011, principally in Wholesale Banking and Commercial Real Estate. Time deposits greater than $100,000 are managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $8.0 billion (3.5 percent) over the second quarter of 2012. Average noninterest-bearing deposits increased by $3.6 billion (5.6 percent) on a linked quarter basis, mainly driven by growth in Consumer and Small Business Banking and corporate trust average balances. Average total

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

savings deposits increased slightly, $.5 billion (.5 percent) on a linked quarter basis, due to higher Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking average balances, partially offset by lower institutional trust average balances. Compared with the second quarter of 2012, average time certificates of deposit less than $100,000 were lower by $.4 billion (2.7 percent), while average time deposits greater than $100,000 increased $4.3 billion (13.3 percent), primarily in Wholesale Banking and Commercial Real Estate.

NONINTEREST INCOME								Table 6
($ in millions)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Credit and debit card revenue	$213	$235	$289	(9.4)	(26.3)	$650	$842	(22.8)
Corporate payment products revenue	201	190	203	5.8	(1.0)	566	563	.5
Merchant processing services	345	359	338	(3.9)	2.1	1,041	977	6.6
ATM processing services	87	89	115	(2.2)	(24.3)	263	341	(22.9)
Trust and investment management fees	265	262	241	1.1	10.0	779	755	3.2
Deposit service charges	174	156	183	11.5	(4.9)	483	488	(1.0)
Treasury management fees	135	142	137	(4.9)	(1.5)	411	418	(1.7)
Commercial products revenue	225	216	212	4.2	6.1	652	621	5.0
Mortgage banking revenue	519	490	245	5.9	nm	1,461	683	nm
Investment products fees and commissions	38	38	31	—	22.6	111	98	13.3
Securities gains (losses), net	1	(19)	(9)	nm	nm	(18)	(22)	18.2
Other	193	197	186	(2.0)	3.8	591	565	4.6

Total noninterest income	$2,396	$2,355	$2,171	1.7	10.4	$6,990	$6,329	10.4

Noninterest Income

Third quarter noninterest income was $2,396 million; $225 million (10.4 percent) higher than the third quarter of 2011 and $41 million (1.7 percent) higher than the second quarter of 2012. The year-over-year increase in noninterest income was primarily driven by strong mortgage banking revenue. The $274 million increase in mortgage banking revenue over the same quarter of last year was principally due to higher origination and sales revenue. Merchant processing services revenue increased $7 million (2.1 percent), primarily due to increased transaction volumes. Trust and investment management fees increased $24 million (10.0 percent) year-over-year due to improved market conditions and business expansion. The $13 million (6.1 percent) increase in commercial products revenue was principally driven by higher bond underwriting fees. Investment products fees and commissions increased $7 million (22.6 percent) compared with the prior year due to increased volumes. Other income increased $7 million (3.8 percent) year-over-

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

year, reflecting the impact of the gain on the credit card portfolio sale, partially offset by the equity-method investment charge and lower retail lease residual revenue. In addition, the third quarter of 2012 had a $10 million favorable change in net securities gains (losses), primarily due to impairments recorded in the prior year. Offsetting these positive variances was a $76 million (26.3 percent) decrease in credit and debit card revenue due to lower debit card interchange fees as a result of legislative-related changes in the fourth quarter of 2011, net of mitigation efforts, and a change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. However, these negative variances were partially offset by higher transaction volumes. ATM processing services revenue decreased $28 million (24.3 percent), due to classifying surcharge revenue passed through to others as a reduction of revenue beginning in the first quarter of 2012, rather than as occupancy expense as in previous periods. The $9 million (4.9 percent) decrease in deposit service charges reflected process and product changes and lower overdraft volumes.

Noninterest income was $41 million (1.7 percent) higher in the third quarter of 2012 than the second quarter of 2012. Corporate payment products revenue increased $11 million (5.8 percent) due to seasonally higher sales volumes. Deposit service charges were $18 million (11.5 percent) higher on a linked quarter basis due to product redesign and repricing initiatives. A $9 million (4.2 percent) increase in commercial products revenue was principally due to higher syndication fees and bond underwriting revenue. Mortgage banking revenue was $29 million (5.9 percent) higher than the second quarter of 2012 due to higher origination and sales revenue, partially offset by an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. In addition, the third quarter of 2012 had a $20 million favorable change in net securities gains (losses), principally due to impairment recognized in the second quarter of 2012 on a number of securities following downgrades of money center banks by a rating agency. These positive variances were offset by a $22 million (9.4 percent) decline in credit and debit card revenue, primarily due to a benefit from the final expiration of debit card customer rewards recognized in the second quarter of 2012. Merchant processing services revenue and treasury management fees decreased $14 million (3.9 percent) and $7 million (4.9 percent), respectively, due to lower volumes. Other income declined $4 million (2.0 percent) on a linked quarter basis, primarily due to the equity-method investment charge and lower retail lease residual revenue, partially offset by the gain on the credit card portfolio sale.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

NONINTEREST EXPENSE							Table 7

($ in millions)	3Q 2012	2Q 2012	3Q 2011	Percent Change 3Q12 vs 2Q12	Percent Change 3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change
Compensation	$1,109	$1,076	$1,021	3.1	8.6	$3,237	$2,984	8.5
Employee benefits	225	229	203	(1.7)	10.8	714	643	11.0
Net occupancy and equipment	233	230	252	1.3	(7.5)	683	750	(8.9)
Professional services	144	136	100	5.9	44.0	364	252	44.4
Marketing and business development	96	80	102	20.0	(5.9)	285	257	10.9
Technology and communications	205	201	189	2.0	8.5	607	563	7.8
Postage, printing and supplies	75	77	76	(2.6)	(1.3)	226	226	—
Other intangibles	67	70	75	(4.3)	(10.7)	208	225	(7.6)
Other	455	502	458	(9.4)	(.7)	1,446	1,315	10.0

Total noninterest expense	$2,609	$2,601	$2,476	.3	5.4	$7,770	$7,215	7.7

Noninterest Expense

Noninterest expense in the third quarter of 2012 totaled $2,609 million, an increase of $133 million (5.4 percent) over the third quarter of 2011, and an $8 million (.3 percent) increase over the second quarter of 2012. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits expense and professional services expense. Compensation and employee benefits expense increased over the prior year by $88 million (8.6 percent) and $22 million (10.8 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing for business initiatives and mortgage servicing-related activities, in addition to higher commissions and merit increases. Employee benefits expense increased principally due to higher pension costs and staffing levels. Professional services expense was $44 million (44.0 percent) higher year-over-year, principally due to mortgage servicing review-related projects. Technology and communications expense was $16 million (8.5 percent) higher year-over-year, due to business expansion and technology projects. These increases were partly offset by a decrease in net occupancy and equipment expense of $19 million (7.5 percent), principally reflecting the change in classification in the first quarter of 2012 of ATM surcharge revenue passed through to others, and a decrease in other intangibles expense of $8 million (10.7 percent) due to the reduction or completion of the amortization of certain intangibles.

Noninterest expense was relatively flat on a linked quarter basis, as increases in compensation and marketing and business development expense were offset by the impact of the Visa accrual recorded in the

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

second quarter of 2012. Compensation expense increased $33 million (3.1 percent) on a linked quarter basis, due to the impact of an increase in commissions and incentives, as well as higher staffing levels. Professional services expense was $8 million (5.9 percent) higher due to mortgage servicing review-related projects. Marketing and business development was $16 million (20.0 percent) higher compared to the second quarter of 2012 due to the timing of new national media promotions. These increases were partially offset by a $47 million (9.4 percent) decrease in other expense, primarily due to the second quarter of 2012 Visa accrual and lower FDIC insurance costs, partially offset by higher costs related to investments in affordable housing and other tax-advantaged projects.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2012 resulted in a tax rate on a taxable-equivalent basis of 31.2 percent (effective tax rate of 29.3 percent), compared with 30.4 percent (effective tax rate of 28.1 percent) in the third quarter of 2011 and 31.0 percent (effective tax rate of 29.0 percent) in the second quarter of 2012.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
Balance, beginning of period	$4,864	$4,919	$5,014	$5,190	$5,308

Net charge-offs
Commercial	59	56	78	51	90
Lease financing	7	15	8	21	9

Total commercial	66	71	86	72	99
Commercial mortgages	20	47	35	37	68
Construction and development	5	6	36	47	57

Total commercial real estate	25	53	71	84	125

Residential mortgages	121	109	112	119	122
Credit card	167	170	169	193	178
Retail leasing	—	—	1	—	(1)
Home equity and second mortgages	89	63	74	77	74
Other	68	54	57	75	69

Total other retail	157	117	132	152	142

Total net charge-offs, excluding covered loans	536	520	570	620	666
Covered loans	2	—	1	2	3

Total net charge-offs	538	520	571	622	669
Provision for credit losses	488	470	481	497	519
Net change for credit losses to be reimbursed by the FDIC	(10)	(5)	(5)	(51)	32
Other changes	(33)	—	—	—	—

Balance, end of period	$4,771	$4,864	$4,919	$5,014	$5,190

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,426	$4,507	$4,575	$4,678	$4,823
Allowance for credit losses to be reimbursed by the FDIC	55	65	70	75	127
Liability for unfunded credit commitments	290	292	274	261	240

Total allowance for credit losses	$4,771	$4,864	$4,919	$5,014	$5,190

Gross charge-offs	$639	$631	$681	$718	$762
Gross recoveries	$101	$111	$110	$96	$93

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.26	2.34	2.44	2.52	2.66
Nonperforming loans, excluding covered loans	244	247	238	228	196
Nonperforming assets, excluding covered assets	213	210	199	191	166

Period-end loans	2.19	2.25	2.32	2.39	2.53
Nonperforming loans	202	196	174	163	145
Nonperforming assets	168	161	142	133	120

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Credit Quality

Net charge-offs and nonperforming assets declined on a year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs increased $18 million (3.5 percent), while nonperforming assets, excluding covered assets, decreased $68 million (3.0 percent). Both were impacted by the regulatory clarification in the treatment of consumer borrowers exiting bankruptcy. On a linked quarter basis, without the impact of the regulatory clarification, net charge-offs would have decreased by $36 million (6.9 percent) and nonperforming assets, excluding covered assets, would have decreased by $177 million (7.8 percent). The allowance for credit losses was $4,771 million at September 30, 2012, compared with $4,864 million at June 30, 2012, and $5,190 million at September 30, 2011. Total net charge-offs in the third quarter of 2012 were $538 million, compared with $520 million in the second quarter of 2012 and $669 million in the third quarter of 2011. The $18 million (3.5 percent) increase in total net charge-offs on a linked quarter basis, included $54 million of incremental charge-offs due to regulatory guidance related to residential mortgage and other consumer loans to borrowers who have exited bankruptcy but continue to make payments on their loans, partially offset by improvement in commercial and commercial real estate portfolios. The $131 million (19.6 percent) decline in net charge-offs compared with the prior year was due to improvement in the commercial, commercial real estate and credit card portfolios, compared with the third quarter of 2011, partially offset by the current quarter incremental bankruptcy-related charge-offs in the residential mortgage and other retail portfolios. The Company recorded $488 million of provision for credit losses, $50 million less than net charge-offs, during the third quarter of 2012. The allowance for credit losses reimbursable by the FDIC decreased to $55 million at September 30, 2012. In addition, the allowance for credit losses was reduced by $33 million, as a result of the credit card portfolio sale in the current quarter.

Commercial and commercial real estate loan net charge-offs decreased to $91 million (.37 percent of average loans outstanding) in the third quarter of 2012, compared with $124 million (.52 percent of average loans outstanding) in the second quarter of 2012, and $224 million (1.01 percent of average loans outstanding) in the third quarter of 2011.

Residential mortgage loan net charge-offs, including $22 million of current quarter incremental bankruptcy-related charge-offs, were $121 million (1.17 percent of average loans outstanding) in the third quarter of 2012, compared with $109 million (1.12 percent of average loans outstanding) in the second quarter of 2012 and $122 million (1.42 percent of average loans outstanding) in the third quarter of 2011.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Credit card loan net charge-offs were $167 million (4.01 percent of average loans outstanding) in the third quarter of 2012, lower than both the $170 million (4.10 percent of average loans outstanding) in the second quarter of 2012, and the $178 million (4.40 percent of average loans outstanding) in the third quarter of 2011. Total other retail loan net charge-offs included $32 million of the current quarter’s incremental bankruptcy-related charge-offs. Total other retail loan net charge-offs were $157 million (1.30 percent of average loans outstanding) in the third quarter of 2012, higher than both the $117 million (.98 percent of average loans outstanding) in the second quarter of 2012, and the $142 million (1.16 percent of average loans outstanding) in the third quarter of 2011.

The ratio of the allowance for credit losses to period-end loans was 2.19 percent (2.26 percent excluding covered loans) at September 30, 2012, compared with 2.25 percent (2.34 percent excluding covered loans) at June 30, 2012, and 2.53 percent (2.66 percent excluding covered loans) at September 30, 2011. The ratio of the allowance for credit losses to nonperforming loans was 202 percent (244 percent excluding covered loans) at September 30, 2012, compared with 196 percent (247 percent excluding covered loans) at June 30, 2012, and 145 percent (196 percent excluding covered loans) at September 30, 2011.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

CREDIT RATIOS				Table 9

(Percent)	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
Net charge-offs ratios (a)
Commercial	.41	.41	.61	.41	.77
Lease financing	.50	1.07	.55	1.43	.61
Total commercial	.42	.48	.61	.52	.75

Commercial mortgages	.26	.62	.47	.50	.93
Construction and development	.33	.41	2.38	2.91	3.43
Total commercial real estate	.27	.58	.79	.93	1.39

Residential mortgages	1.17	1.12	1.19	1.30	1.42

Credit card (b)	4.01	4.10	4.05	4.71	4.40

Retail leasing	—	—	.08	—	(.08)
Home equity and second mortgages	2.04	1.44	1.66	1.67	1.59
Other	1.06	.86	.92	1.19	1.11
Total other retail	1.30	.98	1.11	1.25	1.16

Total net charge-offs, excluding covered loans	1.04	1.04	1.17	1.28	1.42

Covered loans	.06	—	.03	.05	.08

Total net charge-offs	.99	.98	1.09	1.19	1.31

Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.06	.07	.08	.08	.08
Commercial real estate	.03	.03	.04	.04	.08
Residential mortgages	.72	.80	.79	.98	1.03
Credit card	1.18	1.17	1.33	1.36	1.28
Other retail	.20	.19	.34	.38	.36
Total loans, excluding covered loans	.31	.33	.38	.43	.43
Covered loans	5.61	4.96	5.23	6.15	5.14
Total loans	.61	.61	.70	.84	.78

Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.31	.38	.61	.63	.79
Commercial real estate	1.75	1.92	2.15	2.55	3.51
Residential mortgages	2.52	2.46	2.58	2.73	2.88
Credit card	2.18	2.29	2.58	2.65	2.81
Other retail	.64	.57	.48	.52	.50
Total loans, excluding covered loans	1.24	1.27	1.40	1.54	1.79
Covered loans	9.30	9.30	10.86	12.42	11.70
Total loans	1.69	1.76	2.04	2.30	2.53

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.17 percent for the third quarter of 2012, 4.25 percent for the second quarter of 2012, 4.21 percent for the first quarter of 2012, 4.88 percent for the fourth quarter of 2011 and 4.54 percent for the third quarter of 2011.
(c)	Ratios are expressed as a percent of ending loan balances.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

ASSET QUALITY					Table 10

($ in millions)	Sep 30 2012	Jun 30 2012	Mar 31 2012	Dec 31 2011	Sep 30 2011
Nonperforming loans
Commercial	$133	$172	$280	$280	$342
Lease financing	19	23	31	32	40

Total commercial	152	195	311	312	382

Commercial mortgages	392	376	380	354	600
Construction and development	239	314	379	545	620

Total commercial real estate	631	690	759	899	1,220

Residential mortgages	757	660	686	650	650
Credit card	163	189	207	224	250
Other retail	210	182	65	67	66

Total nonperforming loans, excluding covered loans	1,913	1,916	2,028	2,152	2,568
Covered loans	449	570	798	926	1,010

Total nonperforming loans	2,362	2,486	2,826	3,078	3,578
Other real estate (a)	259	324	377	404	452
Covered other real estate (a)	198	203	233	274	293
Other nonperforming assets	16	16	18	18	16

Total nonperforming assets (b)	$2,835	$3,029	$3,454	$3,774	$4,339

Total nonperforming assets, excluding covered assets	$2,188	$2,256	$2,423	$2,574	$3,036

Accruing loans 90 days or more past due, excluding covered loans	$644	$663	$750	$843	$814

Accruing loans 90 days or more past due	$1,326	$1,315	$1,492	$1,753	$1,606

Performing restructured loans, excluding GNMA and covered loans	$3,387	$3,310	$3,380	$3,365	$3,095

Performing restructured GNMA and covered loans	$2,002	$1,727	$1,675	$1,509	$1,025

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.06	1.11	1.22	1.32	1.60
Nonperforming assets to loans plus ORE (%)	1.30	1.40	1.63	1.79	2.11

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.

Nonperforming assets at September 30, 2012, totaled $2,835 million, compared with $3,029 million at June 30, 2012, and $4,339 million at September 30, 2011. Total nonperforming assets at September 30, 2012, included $647 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.30 percent (1.06 percent excluding covered assets) at September 30, 2012, compared with 1.40 percent (1.11 percent excluding covered assets) at June 30, 2012, and 2.11 percent (1.60 percent excluding covered assets) at September 30, 2011. The decrease in nonperforming assets, excluding covered assets,

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

compared with a year ago was driven primarily by reductions in the construction and development portfolio, as well as by improvement in commercial mortgages and other commercial loan portfolios, partially offset by an increase in nonperforming other retail loans, primarily due to the policy change for junior lien lines and loans in the second quarter. In addition, residential mortgage and other retail loan portfolios were impacted by the current quarter regulatory clarification in the treatment of consumer borrowers exiting bankruptcy.

Accruing loans 90 days or more past due were $1,326 million ($644 million excluding covered loans) at September 30, 2012, slightly higher than the $1,315 million ($663 million excluding covered loans) at June 30, 2012, but lower than the $1,606 million ($814 million excluding covered loans) at September 30, 2011. Performing restructured loans, excluding GNMA and covered loans, increased $77 million compared with June 30, 2012, and $292 million compared with September 30, 2011. The increase from a year ago and on a linked quarter basis, included $318 million due to the regulatory clarification in the treatment of consumer borrowers exiting bankruptcy.

CAPITAL POSITION					Table 11

($ in millions)	Sep 30 2012	Jun 30 2012	Mar 31 2012	Dec 31 2011	Sep 30 2011
Total U.S. Bancorp shareholders’ equity	$38,661	$37,792	$35,900	$33,978	$33,230
Tier 1 capital	30,766	30,044	29,976	29,173	28,081
Total risk-based capital	37,559	36,429	36,431	36,067	35,369

Tier 1 capital ratio	10.9%	10.7%	10.9%	10.8%	10.8%
Total risk-based capital ratio	13.3	13.0	13.3	13.3	13.5
Leverage ratio	9.2	9.1	9.2	9.1	9.0
Tangible common equity to tangible assets	7.2	6.9	6.9	6.6	6.6
Tangible common equity to risk-weighted assets	8.8	8.5	8.3	8.1	8.1
Tier 1 common equity to risk-weighted assets using Basel I definition	9.0	8.8	8.7	8.6	8.5
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012	—	—	8.4	8.2	8.2
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	8.2	7.9	—	—	—

Total U.S. Bancorp shareholders’ equity was $38.7 billion at September 30, 2012, compared with $37.8 billion at June 30, 2012, and $33.2 billion at September 30, 2011. The Tier 1 capital ratio was 10.9 percent at September 30, 2012, compared with 10.7 percent at June 30, 2012, and 10.8 percent at September 30, 2011. The tangible common equity to tangible assets ratio was 7.2 percent at September 30, 2012, compared

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

with 6.9 percent at June 30, 2012, and 6.6 percent at September 30, 2011. The Tier 1 common equity to risk-weighted assets ratio was 9.0 percent at September 30, 2012, compared with 8.8 percent at June 30, 2012, and 8.5 percent at September 30, 2011. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity to risk-weighted assets ratio using proposed rules for the Basel III standardized approach released June 2012 was approximately 8.2 percent at September 30, 2012 compared with 7.9 percent at June 20, 2012. During the third quarter, the Company declared $367 million in common stock dividends and repurchased common stock totaling $581 million.

COMMON SHARES					Table 12

(Millions)	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
Beginning shares outstanding	1,892	1,901	1,910	1,913	1,925
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	5	4	7	3	1
Shares repurchased	(17)	(13)	(16)	(6)	(13)

Ending shares outstanding	1,880	1,892	1,901	1,910	1,913

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13

($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			3Q 2012
Business Line	3Q 2012	2Q 2012	3Q 2011	3Q12 vs 2Q12	3Q12 vs 3Q11	YTD 2012	YTD 2011	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$326	$328	$304	(.6)	7.2	$984	$781	26.0	22%
Consumer and Small Business Banking	326	364	221	(10.4)	47.5	1,060	523	nm	22
Wealth Management and Securities Services	42	40	41	5.0	2.4	127	139	(8.6)	3
Payment Services	376	315	354	19.4	6.2	946	1,006	(6.0)	26
Treasury and Corporate Support	404	368	353	9.8	14.4	1,110	1,073	3.4	27

Consolidated Company	$1,474	$1,415	$1,273	4.2	15.8	$4,227	$3,522	20.0	100%

(a)	preliminary data

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2012, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $326 million of the Company’s net income in the third quarter of 2012, compared with $304 million in the third quarter of 2011 and $328 million in the second quarter of 2012. Wholesale Banking and Commercial Real Estate’s net income increased $22 million (7.2 percent) over the same quarter of 2011, due to a lower provision for credit losses and lower total noninterest expense, partially offset by lower total net revenue. Net interest income decreased $18 million (3.3 percent) year-over-year, primarily due to lower rates on loans, a decrease in loan fees and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income decreased $21 million (6.6 percent), driven by lower equity investment revenue and commercial products revenue. Commercial products revenue was lower, principally due to a decline in syndication and other loan fees, commercial leasing revenue and standby letters of credit fees, partially offset by an increase in bond underwriting fees. Total noninterest expense decreased $7 million (2.2 percent) from a year ago, primarily due to lower costs

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

related to other real estate owned. The provision for credit losses was $65 million lower year-over-year, primarily due to lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the third quarter of 2012 was $2 million (.6 percent) lower than the second quarter of 2012. Total net revenue decreased $16 million (1.9 percent) compared with the prior quarter. Net interest income increased $6 million (1.2 percent) on a linked quarter basis as a result of increased loan and deposit volumes, partially offset by lower loan rates and a reduction in the margin benefit from deposits. Total noninterest income decreased by $22 million (6.9 percent), principally due to a decrease in equity investment revenue in the current quarter and seasonally higher treasury management fees in the second quarter of 2012. Total noninterest expense decreased $12 million (3.7 percent) due to lower shared services expense related to treasury management product processing and lower FDIC insurance expense.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $326 million of the Company’s net income in the third quarter of 2012, a $105 million (47.5 percent) increase over the third quarter of 2011, and a $38 million (10.4 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 32.5 percent decrease in its contribution from the same quarter of last year due to lower total net revenue and a higher provision for credit losses, partially offset by lower total noninterest expense. The division’s current quarter provision for credit losses included incremental charge-offs related to a regulatory clarification in the treatment of residential mortgage and other consumer loans to borrowers who have exited bankruptcy but continue to make payments on their loans. Retail banking’s total net revenue was 3.8 percent lower than the third quarter of 2011. Net interest income decreased 1.3 percent, primarily due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division decreased 9.4 percent from a year ago, principally due to a decrease in ATM processing services revenue, a result of the change in classification of the surcharge revenue passed through to others, and lower deposit services charges and retail lease residual revenue. Total noninterest expense for the retail banking division in the third quarter of 2012 decreased 1.6 percent from the same quarter of the prior year principally due to

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

lower net occupancy and equipment expense, a result of the classification change to ATM surcharge revenue passed through to others, as well as lower FDIC insurance expense and other intangibles expense, partially offset by higher net shared services costs and compensation and employee benefits expense. The provision for credit losses for the retail banking division increased 8.0 percent on a year-over-year basis due to the incremental bankruptcy-related charge-offs in the current quarter and an increase in the reserve allocation, partially offset by lower other net charge-offs. The contribution of the mortgage banking division increased $144 million over the third quarter of 2011 due to higher total net revenue, partially offset by an increase in total noninterest expense. The division’s 81.1 percent increase in total net revenue was primarily due to a $267 million increase in total noninterest income, driven by strong mortgage origination and sales revenue. In addition, net interest income increased 35.9 percent, primarily the result of higher average loans held-for-sale. Total noninterest expense was 54.5 percent higher, reflecting higher compensation and employee benefits expense and mortgage servicing review-related costs. The provision for credit losses for the mortgage banking division decreased 10.7 percent due to a change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the third quarter of 2012 was $38 million (10.4 percent) lower than the second quarter of 2012 due to increases in total noninterest expense and the provision for credit losses, partially offset by higher total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution declined 50.6 percent on a linked quarter basis, principally due to an increase in the provision for credit losses as a result of the incremental bankruptcy-related charge-offs and an increase in the reserve allocation. Total net revenue for the retail banking division was relatively flat as an increase in deposit service charges was offset by a reduction in retail lease residual revenue. Total noninterest expense for the retail banking division was 2.2 percent higher than the second quarter of 2012 principally due to higher marketing and advertising costs and higher net shared services expense, partially offset by lower FDIC insurance expense. The contribution of the mortgage banking division increased 22.5 percent from the second quarter of 2012 due to an increase in total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased 6.1 percent, due to a 5.5 percent increase in total noninterest income, driven by higher mortgage origination and sales revenue, partially offset by an unfavorable change in the valuation of MSRs, net of hedging activities, and a 7.8 percent increase in net interest income due to higher average loans held-for-sale. Total noninterest expense increased 2.2 percent, driven by increased compensation expense

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

and mortgage servicing review-related costs. The mortgage banking division’s provision for credit losses decreased 41.2 percent on a linked quarter basis due to lower net-charge-offs.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $42 million of the Company’s net income in the third quarter of 2012, a 2.4 percent increase from the third quarter of 2011, and a 5.0 percent increase over the second quarter of 2012. The increase in the business line’s contribution, compared with the same quarter of 2011, was due to higher total noninterest income, partially offset by an increase in total noninterest expense. Total net revenue increased by $26 million (7.6 percent) year-over-year. Net interest income was relatively flat, while total noninterest income increased by $29 million (11.4 percent), primarily due to the impact of improved market conditions, business expansion and higher investment products fees and commissions. Total noninterest expense increased by $23 million (8.3 percent) due to higher compensation and employee benefits expense, partially offset by a reduction in acquisition integration costs. The provision for credit losses increased by $2 million due to a change in the reserve allocation.

The business line’s contribution in the third quarter of 2012 was $2 million (5.0 percent) higher than the prior quarter. Total net revenue increased $8 million (2.2 percent) due to a $5 million (1.8 percent) increase in total noninterest income, mainly due to improved market conditions and a $3 million (3.6 percent) increase in net interest income, principally due to higher average loan and deposit balances. Total noninterest expense increased $4 million (1.4 percent) over the prior quarter, as higher compensation expense and net shared services costs were partially offset by a decrease in FDIC insurance expense. The provision for credit losses was $1 million higher than the prior quarter due to a change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $376 million of the Company’s net income in the third quarter of 2012, an increase of $22 million (6.2 percent) from the same period of 2011, and a $61 million (19.4 percent) increase over the prior quarter. The increase year-over-year was primarily due to higher total net revenue, partially offset by an increase in the provision for credit losses. Total net revenue increased $44 million (3.7 percent) year-

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

over-year. Net interest income increased $47 million (14.0 percent), principally due to higher average loan balances, improved loan rates and the credit card balance transfer fees classification change. Total noninterest income decreased $3 million (.4 percent) year-over-year. Credit and debit card revenue decreased due to lower debit card interchange fees as a result of recent legislation, net of mitigation efforts, and the impact of classifying credit card balance transfer fees as interest income in the current year. However, these negative variances were partially offset by higher transaction volumes. Partially offsetting this decrease, other revenue increased due to the impact of the gain on the credit card portfolio sale and merchant processing services revenue increased, principally due to higher transaction volumes. Total noninterest expense was basically flat compared with the third quarter of 2011. The provision for credit losses increased $10 million (8.0 percent) due to a change in the reserve allocation, partially offset by lower net charge-offs.

Payment Services’ contribution in the third quarter of 2012 was $61 million (19.4 percent) higher than the second quarter of 2012, due to higher total net revenue and a lower provision for credit losses. Total net revenue was higher by $41 million (3.4 percent) than the second quarter of 2012. Net interest income increased $6 million (1.6 percent), driven by improved rates on loans and higher loan fees, partially offset by impact of the credit card portfolio sale. Total noninterest income was $35 million (4.3 percent) higher on a linked quarter basis. Other revenue increased compared with the prior quarter, primarily due to the gain on the credit card portfolio sale. Corporate payment products revenue increased due to seasonally higher volumes. Offsetting these increases was a decline in credit and debit card revenue, primarily due to a benefit from the final expiration of debit card customer rewards recognized in the second quarter of 2012. Merchant processing services revenue declined due to lower transaction volumes. Total noninterest expense increased $7 million (1.4 percent) on a linked quarter basis, principally due to the timing of professional services projects. The provision for credit losses decreased $62 million (31.5 percent) due to a favorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $404 million in the third quarter of 2012, compared with net income of $353 million in the third quarter of 2011 and net

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

income of $368 million in the second quarter of 2012. Net interest income increased $95 million (18.9 percent) over the third quarter of 2011, reflecting lower long-term funding rates, as well as the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased by $4 million (10.3 percent) year-over-year, as the equity-method investment charge was partially offset by higher commercial products revenue. In addition, there was a $10 million favorable change in net securities gains (losses). Total noninterest expense increased by $37 million (17.8 percent), principally due to increased compensation and employee benefits expense and litigation and insurance-related matters, partially offset by lower net shared services expense.

Net income in the third quarter of 2012 was $36 million (9.8 percent) higher on a linked quarter basis, due to an increase in total net revenue and lower total noninterest expense. Total net revenue was higher than the second quarter of 2012 by $41 million (6.9 percent), principally as a result of a 7.9 percent increase in net interest income, reflecting lower long-term funding rates, partially offset by lower rates on the investment securities portfolio. Total noninterest income decreased $3 million (7.9 percent) as the equity-method investment charge was partially offset by higher commercial products revenue and a favorable change in net securities gains (losses). An $18 million (6.8 percent) decrease in total noninterest expense on a linked quarter basis primarily reflected the impact of the Visa accrual in the second quarter of 2012, partially offset by higher costs related to investments in affordable housing other tax-advantaged projects in the current quarter.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

On Wednesday, October 17, 2012, at 8:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 24046933. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 17th, and will run through Wednesday, October 24th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 24046933. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $352 billion in assets as of September 30, 2012, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,086 banking offices in 25 states and 5,080 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports Third Quarter 2012 Results

October 17, 2012

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions applicable to all banks, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012, and

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the

Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2012	2011	2012	2011
Interest Income
Loans	$2,650	$2,621	$7,919	$7,736
Loans held for sale	76	42	208	139
Investment securities	438	470	1,376	1,357
Other interest income	63	67	184	187

Total interest income	3,227	3,200	9,687	9,419
Interest Expense
Deposits	172	202	530	646
Short-term borrowings	103	143	353	407
Long-term debt	226	289	786	860

Total interest expense	501	634	1,669	1,913

Net interest income	2,726	2,566	8,018	7,506
Provision for credit losses	488	519	1,439	1,846

Net interest income after provision for credit losses	2,238	2,047	6,579	5,660
Noninterest Income
Credit and debit card revenue	213	289	650	842
Corporate payment products revenue	201	203	566	563
Merchant processing services	345	338	1,041	977
ATM processing services	87	115	263	341
Trust and investment management fees	265	241	779	755
Deposit service charges	174	183	483	488
Treasury management fees	135	137	411	418
Commercial products revenue	225	212	652	621
Mortgage banking revenue	519	245	1,461	683
Investment products fees and commissions	38	31	111	98
Securities gains (losses), net	1	(9)	(18)	(22)
Other	193	186	591	565

Total noninterest income	2,396	2,171	6,990	6,329
Noninterest Expense
Compensation	1,109	1,021	3,237	2,984
Employee benefits	225	203	714	643
Net occupancy and equipment	233	252	683	750
Professional services	144	100	364	252
Marketing and business development	96	102	285	257
Technology and communications	205	189	607	563
Postage, printing and supplies	75	76	226	226
Other intangibles	67	75	208	225
Other	455	458	1,446	1,315

Total noninterest expense	2,609	2,476	7,770	7,215

Income before income taxes	2,025	1,742	5,799	4,774
Applicable income taxes	593	490	1,684	1,314

Net income	1,432	1,252	4,115	3,460
Net (income) loss attributable to noncontrolling interests	42	21	112	62

Net income attributable to U.S. Bancorp	$1,474	$1,273	$4,227	$3,522

Net income applicable to U.S. Bancorp common shareholders	$1,404	$1,237	$4,034	$3,407

Earnings per common share	$.74	$.65	$2.13	$1.78
Diluted earnings per common share	$.74	$.64	$2.12	$1.77
Dividends declared per common share	$.195	$.125	$.585	$.375
Average common shares outstanding	1,886	1,915	1,892	1,918
Average diluted common shares outstanding	1,897	1,922	1,901	1,926

U.S. Bancorp

Consolidated Ending Balance Sheet

	September 30, 2012	December 31, 2011	September 30, 2011
(Dollars in Millions)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$9,382	$13,962	$13,708
Investment securities
Held-to-maturity	34,509	18,877	16,269
Available-for-sale	39,636	51,937	52,109
Loans held for sale	9,879	7,156	5,375
Loans
Commercial	62,910	56,648	53,832
Commercial real estate	36,813	35,851	35,603
Residential mortgages	41,902	37,082	35,124
Credit card	16,402	17,360	16,332
Other retail	47,965	48,107	48,479

Total loans, excluding covered loans	205,992	195,048	189,370
Covered loans	12,158	14,787	15,398

Total loans	218,150	209,835	204,768
Less allowance for loan losses	(4,481)	(4,753)	(4,950)

Net loans	213,669	205,082	199,818
Premises and equipment	2,650	2,657	2,581
Goodwill	8,943	8,927	8,933
Other intangible assets	2,533	2,736	2,675
Other assets	31,052	28,788	28,673

Total assets	$352,253	$340,122	$330,141

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$72,982	$68,579	$64,228
Interest-bearing	136,583	134,757	130,332
Time deposits greater than $100,000	34,667	27,549	28,072

Total deposits	244,232	230,885	222,632
Short-term borrowings	27,853	30,468	32,029
Long-term debt	26,264	31,953	30,624
Other liabilities	14,079	11,845	10,646

Total liabilities	312,428	305,151	295,931
Shareholders’ equity
Preferred stock	4,769	2,606	2,606
Common stock	21	21	21
Capital surplus	8,186	8,238	8,248
Retained earnings	33,730	30,785	29,704
Less treasury stock	(7,442)	(6,472)	(6,419)
Accumulated other comprehensive income (loss)	(603)	(1,200)	(930)

Total U.S. Bancorp shareholders’ equity	38,661	33,978	33,230
Noncontrolling interests	1,164	993	980

Total equity	39,825	34,971	34,210

Total liabilities and equity	$352,253	$340,122	$330,141

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Total equity	$39,825	$38,874	$36,914	$34,971	$34,210
Preferred stock	(4,769)	(4,769)	(3,694)	(2,606)	(2,606)
Noncontrolling interests	(1,164)	(1,082)	(1,014)	(993)	(980)
Goodwill (net of deferred tax liability)	(8,194)	(8,205)	(8,233)	(8,239)	(8,265)
Intangible assets, other than mortgage servicing rights	(980)	(1,118)	(1,182)	(1,217)	(1,209)

Tangible common equity (a)	24,718	23,700	22,791	21,916	21,150
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	30,766	30,044	29,976	29,173	28,081
Trust preferred securities	—	—	(1,800)	(2,675)	(2,675)
Preferred stock	(4,769)	(4,769)	(3,694)	(2,606)	(2,606)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(685)	(685)	(686)	(687)	(695)

Tier 1 common equity using Basel I definition (b)	25,312	24,590	23,796	23,205	22,105

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel III proposals published prior to June 2012			27,578	25,636	24,902
Preferred stock			(3,694)	(2,606)	(2,606)
Noncontrolling interests of real estate investment trusts			(659)	(664)	(667)

Tier 1 common equity using Basel III proposals published prior to June 2012 (c)			23,225	22,366	21,629

Tier 1 capital, determined in accordance with prescribed regulatory requirements approximated using proposed rules for the Basel III standardized approach released June 2012	29,644	28,622
Preferred stock	(4,769)	(4,769)

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (d)	24,875	23,853

Total assets	352,253	353,136	340,762	340,122	330,141
Goodwill (net of deferred tax liability)	(8,194)	(8,205)	(8,233)	(8,239)	(8,265)
Intangible assets, other than mortgage servicing rights	(980)	(1,118)	(1,182)	(1,217)	(1,209)

Tangible assets (e)	343,079	343,813	331,347	330,666	320,667

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	282,033 *	279,972	274,847	271,333	261,115

Risk-weighted assets using Basel III proposals published prior to June 2012 (g)	—	—	277,856	274,351	264,103

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)	304,200 *	303,212

Ratios *
Tangible common equity to tangible assets (a)/(e)	7.2%	6.9%	6.9%	6.6%	6.6%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.8	8.5	8.3	8.1	8.1
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.0	8.8	8.7	8.6	8.5
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012 (c)/(g)	—	—	8.4	8.2	8.2
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	8.2	7.9	—	—	—

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.